Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230221 on Form S-3 and Registration Statement Nos. 333-61614, 333-100349, 333-107810, 333-121282, 333-144525, 333-163688, 333-163689, 333-163691, 333-176893, 333-188343, 333-190260, 333-197813, 333-207772, 333-212874, 333-214389, 333-226455 and 333-240174 on Form S-8 of our reports dated February 18, 2021, relating to the consolidated financial statements and consolidated financial statement schedule of Community Health Systems, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

February 18, 2021